Exhibit 99.1

Fingerprint Biometric ID Provider BIO-key’s 2015 Revenue Rose 31% to $5.3M;

Sees Growth Accelerating in 2016 with Initial Revenue Guidance of $7M - $9.5M

Wall, NJ, March 30, 2016 – BIO-key International, Inc. (OTCQB: BKYI), an innovative provider of biometric software and hardware solutions for stronger user authentication, today reported results for its fourth quarter (Q4’15) and year ended December 31, 2015 and provided initial revenue guidance for 2016. BIO-key is hosting a conference call today at 10:00 a.m. EDT to review its results and outlook, details below.

2015 Highlights:

●	2015 revenue rose 31% to $5.3M, principally due to growth in both software and hardware sales.

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Strategic investment and partnership with a group led by China GoldJoy Group (HK: 1282) which yielded $7.5M in net proceeds along with rights to a portfolio of patented technology licenses focused on online and mobile payment systems.

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Formed Hong Kong subsidiary, BIO-key HK Ltd. to provide access to Asian markets for sales, product development, and manufacturing which closed its first sale in Q4’15. The contract, with a global payments company, was valued at $244K.

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Marketing alliance with Microsoft centered on BIO-key’s SideSwipe fingerprint readers which offer simple plug-and-play compatibility with Windows 10 biometric support. SideSwipe readers offer a small form factor, high quality and attractively priced solution to enable enterprise biometric authentication with Windows 10. Co-marketing efforts across the country and at recent invitation-only Microsoft CIO summits have generated a solid base of interest and leads with large enterprise customers.

Q4 Results:

Driven principally by a growing base of software license agreements with new and existing customers and record hardware sales, Q4’15 total revenue rose 75% to $1,669,749 compared to $951,698 in Q4’14. Q4’15 results included a $485K order to supply a large regional healthcare provider with technology to support 10,000 individuals accessing patient data from approximately 3,500 devices.

Q4'15 gross margin declined to 63% from 76% in Q4’14, principally due to the increase in lower margin hardware sales and a decline in services revenue due to the completion of a large customer project at the end of 2014. Q4’15 operating expenses were held to a 16% increase to $1,473,308 compared to $1,272,025 in Q4’14.

Reflecting higher revenues and the Company’s expense management, BIO-key’s Q4’15 net loss decreased to ($423,490), or ($0.01) per basic share, compared to a net loss of ($546,648), or ($0.01) per basic share, in Q4’14.

2015 Results:

Total revenue increased 31% in 2015 to $5,261,225 compared to $4,005,856 in 2014. The improvement reflected solid increases in both software license and hardware revenue, more than offsetting a $560K decrease in services revenue, due principally to the completion of a large service contract at the end of 2014.

Gross margin decreased to 76% in 2015 as compared to 81% in 2014 due primarily to a higher level of lower margin hardware sales, as well as resale of third party software. Operating expenses increased 7% year over year, to $5,677,055 in 2015 from $5,296,226 in 2014, reflecting increased variable marketing expenses and higher general and administrative expenses, which offset a modest decrease in R&D spending. The 2015 net loss decreased slightly to ($1,857,306), or ($0.03) per basic share, versus a net loss of ($1,883,572), or ($0.03) per basic share, in 2014.

2016 Financial Guidance

BIO-key estimates that full year 2016 revenues will grow to a targeted range of $7M - $9.5M, implying a growth rate ranging from 35% to 83% versus 2015. Anticipated revenue drivers for 2016 include:

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Sales growth in Asian markets benefiting from BIO-key’s recently established Hong Kong subsidiary, the China GoldJoy partnership and the development of mobile payment and other technologies utilizing biometrics which BIO-key plans to introduce during 2016.

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Expected demand for BIO-key’s high quality, lower-cost fingerprint readers, SideSwipe, SideTouch and ECO-ID, moving BIO-key further into solution sales. These readers also support enterprise use of Windows 10’s native biometric capabilities.

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Regulatory mandates for two factor authentication to protect electronic patient records as well e-prescriptions. BIO-key has expanded its sales infrastructure to accelerate its pursuit of these opportunities.

●	Progress expanding BIO-key’s base of OEM customers that build its technology into their solutions and/or offer BIO-key’s technology as an added feature.

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Growing recognition that biometric solutions are the strongest alternative to prevailing identification methods that rely on weak credentials, such as passwords or PINs, which are easily compromised by hackers and criminals.

●	Expanding use, scope and value of digital commerce, information access, and business processes along with the rapid proliferation of devices requiring access to electronic ecosystems.

BIO-key’s sales initiatives involve a variety of complexities, mix of software and hardware components and sales channels, making it difficult to predict the timing or size of expected sales opportunities. Because its quarterly revenue performance will likely be variable, BIO-key is only providing initial full-year revenue guidance and the Company expects its revenues to build as the year progresses. BIO-key targets a blended gross margin ranging from 59% to 75%, depending on the mix of services, software and hardware sales during 2016.

BIO-key Chairman and CEO, Michael DePasquale, commented, “We are proud of our progress and feel BIO-key has emerged from 2015 a far stronger company with a broader array of technology solutions and growth opportunities around the globe. We believe we are well positioned to execute on our ambitious growth strategy and achieve record revenue and profitability in 2016.

Our optimism for the business is rooted in a growing base of sales channels and opportunities. These include OEM's, distribution and reseller partners, healthcare and financial services institutions complying with regulatory mandates, domestic and international governments, online and mobile payment service providers and the potential from our hardware marketing partnership with Microsoft.

Widespread data breaches, identity theft and cyber-attacks confirm the failure of authentication systems that rely on passwords, PINS or tokens and illustrate the value of quality biometric technologies that can positively confirm the identity of a person seeking to access a network or consummate a transaction. With our industry leading software and recently introduced hardware offerings we are well positioned to tap the global market for secure authentication technology.”

Liquidity and Capital Resources

At year-end, BIO-key had cash, cash equivalents and net receivables of $7,712,483, compared to $1,468,973 in 2014, principally reflecting the net proceeds of the strategic investment.

Conference Call and Webcast Replay

Date/Time:	Wednesday March 30, 2016 at 10am EDT

Dial-In number:	1-877-418-5460 (U.S.), 412-717-9594 (Intl.)

Webcast Replay:	www.bio-key.com - Available for 30 days

Call Replay:	1-877-344-7529 (U.S.), 1-412-317-0088 (Intl.)
Access code: 10083138.

BIO-key Safe Harbor Statement

Certain statements contained in this press release may be construed as "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the "Act"). The words "estimate," "project," "intends," "expects," "anticipates," "believes" and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are made based on management's beliefs, as well as assumptions made by, and information currently available to, management pursuant to the "safe-harbor" provisions of the Act. These statements are subject to certain risks and uncertainties that may cause actual results to differ materially from those projected on the basis of these statements. These risks and uncertainties include, without limitation, our history of losses and limited revenue, our ability to develop new products and evolve existing ones, market acceptance of biometric solutions generally and our specific offerings, our ability to expand into the Asian market, the impact on our business of the recent financial crisis in the global capital markets and negative global economic trends, and our ability to attract and retain key personnel. For a more complete description of these and other risk factors that may affect the future performance of BIO-key International, Inc., see "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2014 and its other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to disclose any revision to these forward-looking statements to reflect events or circumstances after the date made or the occurrence of unanticipated events.

Investor & Media Contacts:

David Collins, William Jones, Helen Sun

Catalyst Global

212-984-9800

bkyi@catalyst-ir.com

BIO-key International, Inc. and Subsidiary

CONSOLIDATED BALANCE SHEETS

	December 31,
	2015	2014
ASSETS
Cash and cash equivalents	$4,321,078	$843,632
Accounts receivable, net	3,353,984	625,341
Due from factor	37,421	76,657
Software license rights, current	5,000,000	-
Inventory	348,645	11,825
Prepaid expenses and other	134,624	236,429
Total current assets	13,195,752	1,793,884
Software license rights, net of current	7,000,000	-
Equipment and leasehold improvements, net	63,877	103,509
Deposits and other assets	8,712	8,712
Intangible assets—less accumulated amortization	147,738	161,344
Total non-current assets	7,220,327	273,565
TOTAL ASSETS	$20,416,079	$2,067,449

LIABILITIES
Accounts payable	$1,158,555	$347,311
Accrued liabilities	626,918	488,617
Deferred revenue	376,405	429,233
Warrant liabilities	104,284	43,227
Total current liabilities	2,266,162	1,308,388
TOTAL LIABILITIES	2,266,162	1,308,388

Commitments and Contingencies

STOCKHOLDERS’ EQUITY
Series A-1 convertible preferred stock: authorized, 100,000 (liquidation preference of $100 per share); issued and outstanding 90,000 and 0 of $.0001 par value at 12/31/15 and 12/31/14, respectively	9	-
Series B-1 convertible preferred stock: authorized, 105,000 (liquidation preference of $100 per share); issued and outstanding 105,000 and 0 of $.0001 par value at 12/31/15 and 12/31/14, respectively	11	-
Common stock — authorized, 170,000,000 shares; issued and outstanding; 66,098,482 and 66,001,260 of $.0001 par value at 12/31/15 and 12/31/14, respectively	6,610	6,600
Additional paid-in capital	76,754,737	57,506,605
Accumulated deficit	(58,611,450)	(56,754,144)
TOTAL STOCKHOLDERS’ EQUITY	18,149,917	759,061
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$20,416,079	$2,067,449

BIO-key International, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended December 31,		Years ended December 31,
	2015	2014	2015	2014

REVENUES
License fees and other	$808,631	$370,873	$3,024,788	$2,051,877
Hardware	685,537	118,074	1,305,043	464,159
Maintenance Revenue	173,391	155,701	679,104	627,422
Services Revenue	2,190	307,050	252,290	862,398
Total Revenue	1,669,749	951,698	5,261,225	4,005,856

Cost of License and Other Revenue	513,746	77,022	1,019,085	302,947
Cost of Service Revenue	106,185	149,299	260,436	445,803
Total Cost of Goods Sold	619,931	226,321	1,279,521	748,750
Gross Profit	1,049,818	725,377	3,981,704	3,257,106

OPERATING EXPENSES
Sales	395,433	394,585	1,520,485	1,589,024
Marketing	200,455	154,168	720,442	608,684
General and Administrative	484,582	379,672	1,873,863	1,472,382
Selling, Gen. & Admin (HK)	6,239	-	6,239	-
Research, Development and Engineering	386,598	343,600	1,556,025	1,626,137
	1,473,308	1,272,025	5,677,055	5,296,225
OPERATING LOSS	(423,490)	(546,648)	(1,695,351)	(2,039,120)

OTHER INCOME (EXPENSES)
Interest income	9	2	14	7
Interest Expense	(80,000)	40,100	(100,000)	157,253
Non-cash Interest Expense	(103,285)	-	(61,057)	-
Total Interest Expense	(183,285)	-	(161,057)	-
Income taxes	-	-	(912)	(1,712)

Net loss	$(606,766)	$(506,546)	$(1,857,306)	$(1,883,572)
BASIC AND DILUTED LOSS PER COMMON SHARE	$(0.01)	$(0.01)	$(0.03)	$(0.03)

WEIGHTED AVERAGE BASIC SHARES OUTSTANDING: Basic and Diluted	66,087,612	62,187,130	66,032,523	59,047,282

BIO-key International, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31,
	2015	2014

CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	$(1,857,306)	$(1,883,572)
Adjustments to reconcile net loss to cash used for operating activities:
Allowance for doubtful accounts	(6,741)	-
Depreciation	42,996	40,186
Amortization
Intangible assets	13,606	13,606
Amortization of debt discount	92,199	-
Share and warrant-based compensation for employees and consultants	324,115	207,258
Stock issued to directors	17,000	-
Gain on derivative liabilities	(31,142)	(157,253)
Change in assets and liabilities:
Accounts receivable trade	(2,721,902)	(341,316)
Due from factor	39,236	(74,208)
Software license rights	(12,000,000)	-
Inventory	(336,820)	(2,449)
Prepaid expenses and other	101,805	(162,947)
Accounts payable	811,244	(193,601)
Accrued liabilities	4,450	150,296
Deferred revenue	(52,828)	(98,927)
Net cash used for operating activities	(15,560,088)	(2,502,927)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(3,364)	(18,633)
Net cash used for investing activities	(3,364)	(18,633)
CASH FLOW FROM FINANCING ACTIVITIES:
Proceeds from issuances of preferred stock	19,500,000	-
Proceeds from issuances of common stock	-	1,595,000
Proceeds from issuance of note payable	250,000
Repayment of note payable	(250,000)
Repurchase of outstanding warrants	-	(150,000)
Costs to issue preferred and common stock and note payable	(459,102)	(103,157)
Net cash provided by financing activities	19,040,898	1,341,843
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	3,477,446	(1,179,717)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	843,632	2,023,349
CASH AND CASH EQUIVALENTS, END OF YEAR	$4,321,078	$843,632